EXHIBIT 10.11

January 16, 2003

Greg Shay

7420 Oak Grove Ave.

Las Vegas, Nevada 89117

Dear Greg:

It is my pleasure to formally extend to you an offer of employment with Venture Catalyst Incorporated (“VCAT” or the “Company”). As you already know, this is an important position with the Company, and we believe your background and experience will make you an excellent addition to our team.

The purpose of this letter is to confirm the essential terms of our offer of employment to you. It is not an employment contract.

•	Title: President and Chief Operating Officer.

•	Reporting Structure: You will report directly to the Chief Executive Officer

•	Location: Details to be determined. This position will require travel.

•	Start Date: January 17, 2003.

•	Term: Your employment will be for an indefinite period of time on an “at-will” basis, meaning that the employment relationship may be terminated with or without cause and with or without notice at any time or from time to time by either you or the Company.

•	Compensation: You will be an exempt employee. Your base salary will be $250,000 per year.

A one-time bonus of $50,000 will be paid to you in October 2003 if you are employed by the VCAT through September 30, 2003.

All reasonable business related expenses will be paid by VCAT in accordance with our customary policy on such expenses. In addition, VCAT will reimburse you for rent and utilities expenses that you incur for housing in San Diego, California.

•	Benefits: You will be entitled to participate in all of the standard employee benefit plans and programs, including paid holidays, vacations, group insurance and sick days, to the same extent generally available to other employees. This currently includes health insurance, dental insurance, life insurance and accidental death and dismemberment insurance. You will also be eligible to participate in the VCAT Incorporated 401(k) plan at the next quarterly enrollment period following your hire date. Health insurance is effective as of your start date and will be provided at no cost to you.

•	Stock Options: As you are aware, all stock options are considered and granted by the Compensation Committee of the Company’s Board of Directors. Within 90 days after your employment commences, the Compensation Committee has agreed to consider management’s recommendation that the Compensation Committee grant to you, in one or more grants the following stock options under the Company’s 1995 Stock Option Plan, as amended (a) 100,000 nonstatutory stock options with an exercise price of $0.25, or the fair market value, as defined in such Plan, on the date of grant, if higher than $0.25; and (b) 100,000 nonstatutory stock options with an exercise price of $0.50, or the fair market value, as defined in such Plan, on the date of grant, if higher than $0.50.

•	Agreement Not to Solicit Customers. You agree, during employment with the Company and for a period of one year after termination of employment with the Company for any reason, not to, directly or indirectly, either on your own behalf or on behalf of any other person or entity, to utilize any proprietary information to attempt to persuade, induce, or solicit any customer of the Company to cease to do business or to reduce the amount of business which any customer of the Company has customarily done or contemplates doing with the Company or to expand its business with a competitor of the Company.

•	Agreement Not to Solicit Employees. You further agree, during employment with the Company and for a period of one year after termination of employment with the Company for any reason, that you will not, directly or indirectly, either on your own behalf or on behalf of any other person or entity, attempt to persuade, induce, or solicit any person who is an employee of the Company to terminate such employment, or commence employment with a competitor of the Company.

•	Conditions of Employment: You understand and acknowledge that you will be subject to the Company’s standard employment policies which are described in the employee handbook, a copy of which has been delivered to you. As an employee of the Company, you will be expected to abide by the Company’s rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook that will govern the terms and conditions of your employment. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company. Additionally, you will be required to sign and comply with VCAT’s Proprietary Information and Inventions Agreement that prohibits unauthorized use or disclosure of the Company’s proprietary information and all other VCAT policies and procedures.

The terms and conditions of this offer letter, if accepted by you, will become effective on your first regular day of work at the Company. Any prior oral, written or implied understandings or statements regarding the terms and conditions of your employment with the Company that differ from those set forth in this offer letter are superceded by the terms and conditions of this letter.

This offer is conditioned on you (a) accepting and returning a signed original of this offer letter; and (b) accepting and returning a signed original of the enclosed Company’s Proprietary Information and Inventions Agreement and the Acknowledgement that you have read the Company’s Employee Handbook.

Please contact Kevin McIntosh, Senior Vice President and Chief Financial Officer of VCAT at (858) 385-1000 extension 1135 to answer any questions you may have regarding our benefits program and/or this offer letter.

Greg, in closing we look forward to the considerable energy, enthusiasm and leadership abilities that you will bring to VCAT. Please confirm your acceptance of the offer by signing below and returning this letter to me by January 16, 2003.

Sincerely,

/s/    L. DONALD SPEER, II

L. Donald Speer II

Chief Executive Officer and Chairman of the Board

I accept the terms and conditions of employment as described above:

Accepted:	/s/ GREG SHAY

Greg Shay

January 16, 2003

Date